UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)             July 13, 2011

TC PipeLines, LP

(Exact name of registrant as specified in its charter)

Delaware	000-26091	52-2135448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13710 FNB Parkway Omaha, NE	68154-5200
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (877) 290-2772

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On July 13, 2011, TC PipeLines, LP (the “Partnership”) entered into a First Amendment to Amended and Restated Revolving Credit and Term Loan Agreement (the “First Amendment”) among the Partnership, the banks and other financial institutions parties thereto (the “Lenders”) and SunTrust Bank (“SunTrust”), as administrative agent.  The First Amendment amends and restates the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of February 13, 2007 (the “Existing Credit Agreement”), as the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of July 13, 2011 (the “Restated Credit Agreement”).  The Restated Credit Agreement includes a $500 million revolving credit facility (the “Revolving Credit Facility”), which Revolving Credit Facility replaces the $250 million revolving credit facility under the Existing Credit Agreement.  On July 13, 2011, the Partnership borrowed $14 million in revolving loans under the Revolving Credit Facility.  Term loans in an aggregate principal amount of $300 million that were borrowed by the Partnership under the Existing Credit Agreement (the “Term Loans”) remain outstanding under the Restated Credit Agreement.  Certain amendments contained in the First Amendment will become effective on the earlier of the repayment of the Term Loans and the date of approval by all of the lenders under the Term Loans.

The Revolving Credit Facility has a term of five years, and all amounts outstanding under the Revolving Credit Facility will be due and payable on July 13, 2016, subject to two one-year extensions at the option of the Partnership and with the approval of a majority of the lenders under the Revolving Credit Facility.  The Term Loans are due and payable on December 12, 2011, which is the same maturity date that was in effect for the Term Loans under the Existing Credit Agreement.

Borrowings under the Revolving Credit Facility and the outstanding principal amount of the Term Loans will bear interest based, at the Partnership’s election, on the London interbank offered rate (“LIBOR”) or the base rate plus, in either case, an applicable margin.  The base rate will equal the highest of (i) SunTrust’s prime rate, (ii) 0.50% above the federal funds rate and (iii) 1.00% above one-month LIBOR.  The applicable margin for borrowings under the Revolving Credit Facility is based on the Partnership’s senior debt rating and ranges between 1.125% and 2.00% for LIBOR borrowings and base rate borrowings.  The applicable percentage for the commitment fee payable by the Partnership on the unutilized portion of the Revolving Credit Facility is based on the Partnership’s senior debt rating and ranges between 0.20% and 0.40%.  The applicable margin for the Term Loans is based on the Partnership’s leverage ratio as determined at the end of each fiscal quarter and ranges between 0.375% and 0.85% for LIBOR loans and between 0% and 0.25% for base rate loans, which applicable margins are the same applicable margins that were in effect for the Term Loans under the Existing Credit Agreement.

The Restated Credit Agreement includes usual and customary covenants for credit facilities of this type, including covenants limiting subsidiary debt, investments, dividends, transactions with affiliates, liens, mergers, asset sales and material changes in the business of the Partnership or its subsidiaries.  The Restated Credit Agreement also requires the Partnership to maintain a leverage ratio of not more than 5.00 to 1.00 at the end of each fiscal quarter.  If the Partnership consummates one or more permitted acquisitions, the maximum permitted leverage ratio will increase to 5.50 to 1.00 for the fiscal quarter in which the acquisition occurs and for the two subsequent fiscal quarters and will thereafter revert to 5.00 to 1.00.

In the event of a default by the Partnership under the Restated Credit Agreement, including cross-defaults relating to specified other debt of the Partnership or its significant subsidiaries that exceeds 5% of the Partnership’s consolidated net tangible assets, the Lenders may declare the amounts outstanding under the Restated Credit Agreement, including all accrued interest and unpaid fees, due and payable immediately.  In addition, the Lenders may enforce any rights and remedies created under the Restated Credit Agreement or applicable law.  For events of default relating to insolvency, bankruptcy or receivership, the amounts outstanding become due and payable immediately.

The administrative agent and certain Lenders under the Restated Credit Agreement and their affiliates have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to the Partnership.  These parties have received, and may in the future receive, customary compensation from the Partnership for such services.

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by the First Amendment, which is attached hereto as Exhibit 10.1 and incorporated by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.

10.1

First Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of July 13, 2011, by and among the Partnership, the Lenders, and SunTrust Bank, as administrative agent for the Lenders, including (as Exhibit A thereto) the Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of July 13, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TC PipeLines, LP

By: TC PipeLines GP, Inc.,
its general partner

	By:	/s/ Donald J. DeGrandis
Dated: July 19, 2011		Donald J. DeGrandis
Secretary

EXHIBIT INDEX

Exhibit No.

10.1

First Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of July 13, 2011, by and among the Partnership, the Lenders, and SunTrust Bank, as administrative agent for the Lenders, , including (as Exhibit A thereto) the Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of July 13, 2011.